                                                                EXHIBIT 10.16.2


                    AMENDED AND RESTATED EMPLOYMENT CONTRACT

                            OASIS RESIDENTIAL, INC.
                              A Nevada Corporation


         THIS EMPLOYMENT CONTRACT is executed as of October 28, 1996, by and between OASIS RESIDENTIAL, INC., a Nevada corporation ("Company") and SCOTT S. INGRAHAM ("Employee").

1.       EMPLOYMENT

         The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth below.

2.       TERM AND RENEWAL

         2.1 Term. The term of this Contract shall be deemed to have commenced on the date of this Contract (the "Effective Date"), and shall continue for three (3) years from the Effective Date (the "Term") on the terms and conditions set forth below, unless sooner terminated as provided in Article 5 below.

         2.2 Extension. Following the expiration of each year of the Term and provided that this Contract has not been terminated pursuant to Article 5 below, and every year thereafter, the Contract shall be automatically renewed for an additional 12 month period, effective on each anniversary date of the Effective Date.

3.       COMPENSATION

         3.1 Base Compensation. For the services to be rendered by Employee under this Contract, Employee shall be entitled to receive, commencing as of the Effective Date, an initial annual base compensation ("Base Compensation") of $220,000 payable in twelve (12) equal monthly payments. This Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee of the Board of Directors (the "Board"), but in no event will the annual Base Compensation be less than the initial amount set forth above.

         3.2 Options. The Compensation Committee may, at its discretion and pursuant to the provisions of the Company's Stock Option Plan, issue to Employee additional Options to purchase shares of the Company's stock to compensate Employee for services rendered to the Company and/or as an incentive for services to be performed in the future.

         3.3     Insurance Benefits.

                 (a) The Company shall provide to Employee, his spouse and dependent children, at its sole cost, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees.

                 (b) The Company shall provide Employee such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees.

         3.4 Bonus Compensation. At least annually, the Compensation Committee of the Board shall review Employee's performance and may award Employee a cash bonus which the Board shall reasonably determine as fairly compensating and awarding Employee for service to the Company and/or as an incentive for continued service to the Company. The amount of such cash bonus is dependent on, among other things, the achievement of certain performance levels by the Company, including growth in funds from operations, and Employee's performance and contribution to increasing the Company's funds from operations. The amount of such bonus shall be limited to 100% of Employee's Base Compensation for the year awarded.

         3.5 Method of Payment. The monetary compensation payable to Employee hereunder may be paid in whole or in part, from time to time, by the Company, its subsidiaries and/or its affiliates, but shall at all times remain the responsibility of the Company.

4.       DUTIES

         4.1 Service. Employee shall serve as President, Chief Operating Officer and Director of the Board of the Company, which office shall at all times hereunder have the status and duties currently set forth in the Company's Bylaws. At the request of the Board, subject to shareholder approval when required, Employee shall serve as a director and/or officer of such of the Company's subsidiaries and/or affiliates as the board may request. Employee may, at his discretion, serve the Company in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and the Employee voluntarily agree that Employee shall terminate his service in any one or more of the aforementioned-capacities, or Employee's service in one or more of the aforementioned capacities is terminated, Employee's compensation as specified in this Contract, shall not be diminished or reduced in any manner.

         Any change of Employee's status as an officer of the Company as herein provided or any material decease in Employee's authority or responsibilities hereunder, without Employee's written consent shall, at Employee's election, constitute a material breach of this Contract and immediate termination without cause of Employee's employment hereunder.


         4.2 Devotion of Time and Effort. Employee shall use his good faith best efforts and judgment in performing his duties as required hereunder and to act in the best interests of the Company. Employee shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Employee's required responsibilities and duties hereunder.

         4.3 Other Activities. Employee may engage in other activities for his own account during the term of this Contract including charitable activities, community activities and/or other business activities, subject to
Article 7 below.

         4.4 Vacation. It is understood and agreed that Employee shall be entitled to four (4) weeks vacation per year. During such vacation periods, Employee shall not be relieved of his duties under this Contract and there will be no abatement or reduction of Employee's compensation hereunder.

         4.5 The Company's Obligations. The Company shall provide Employee with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company and/or its subsidiaries and/or affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures to carry out his duties and responsibilities hereunder. In addition, the Company agrees to provide Employee, as a condition to his services hereunder, such staff, equipment and office space as is reasonably necessary for Employee to perform his duties hereunder.

5.       TERMINATION.

         5.1 By Company Without Cause. The Company may terminate this Contract without "cause" (as that term is hereinafter defined), provided that the Company first delivers to Employee the Company's written election to terminate this Contract at least ninety (90) days prior to the effective date of termination.

         5.2     Severance Payment.

                 5.2.1 Amount. In the event the Company terminates Employee's services hereunder pursuant to Section 5.1, Employee shall continue to render services pursuant hereto until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Employee for services through the termination date, the Company shall pay Employee, as a single severance payment, an amount equal to three times the sum of Employee's current annual Base Compensation and the bonus paid to Employee on account of service during the most recently completed twelve month fiscal period (or, if Employee has been employed less than twelve months, the average annual base compensation and bonus for the period employed) (the "Severance Amount").

                 5.2.2    Excise Tax Gross-Up.

                          (a) Notwithstanding anything contained in this Agreement to the contrary, in the event it shall be determined (pursuant to (b) below) or finally determined (as defined in (c) below) that any payment, distribution or benefit by the Company or its predecessors, or the subsidiaries or affiliates of the Company or its predecessors, to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.2.2) (a "PAYMENT") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are or were incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to Employee an additional cash payment or additional cash payments (hereinafter referred to in the aggregate as the "GROSS-UP PAYMENT") in an aggregate amount such that after payment by Employee of all taxes, interest and penalties imposed with respect to the Gross-Up Payment (including, without limitation, any excise taxes imposed upon the Gross-Up Payment), Employee retains an amount of the Gross-Up Payment equal to the Excise tax imposed upon the payments.

                          (b) Except as provided in subsection (c) below, the determination that a Payment is subject to an Excise Tax shall be made by a certified public accounting firm engaged by Employee ("Employee's Accountant"). Such determination shall include the amount of the Gross-Up Payment, including when a Gross-Up Payment is to be paid and the assumptions to be utilized in arriving at such determination, which determination shall provide detailed supporting calculations both to the Company and to the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment. The calculations prepared by Employee's Accountant shall be reviewed on behalf of the Company by a certified public accounting firm engaged by the Company. The Company shall notify Employee within 10 business days of any disagreement or dispute with the findings of Employee's Accountant, and failure to so notify shall be considered a determination in favor of the findings of Employee's Accountant, obligating the Company to make payment as provided in subsection (a) above. In the event of a dispute between the Company's accounting firm and Employee's Accountant, such firms shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Employee and the Company. In such a case, the third accounting firm's findings (rather than those of the Employee's Accountant) shall be deemed the binding determination, obligating the Company to make payment as provided in subsection (a) above. All fees and expenses of each of the accounting firms shall be borne solely by the Company.

                          (c) (i) Employee shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Employee receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest or penalties with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Employee its ability to make the payments to Employee which may ultimately be required under this section before assuming responsibility for the claim), Employee shall:

                                  (A)      give the Company any information
                          reasonably requested by the Company relating to such claim,

                                  (B)      take such action in connection with
                          contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Employee,

                                  (C)      cooperate with the Company in good
                          faith in order effectively to contest such claim, and

                                  (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for all taxes, interest and penalties imposed as a result of such representation, payment of costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 5.2.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from all taxes, interest or penalties imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest or penalties for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Employee and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                          (ii) If, after receipt by Employee of an amount advanced by the Company pursuant to Section 5.2.2(c)(i), Employee receives any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 5.2.2) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 5.2.2(c)(i), it is finally determined that Employee is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                          (iii) For purposes of this Section 5.2.2, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of (A) the expiration of 30 days following the rendering of a decision by the Internal Revenue Service (or any successor thereto) or a court of competent jurisdiction unless, within such 30-day period, the Company notifies Employee in writing of its intent to contest such decision, (B) the rendering of a decision by the Internal Revenue Service (or any successor thereto) or a court of competent jurisdiction, from which decision no further right of appeal exists, or (C) the expiration of the statutory period (including any extensions thereto) for the assessment and collection of the Excise Tax.

                 5.2.3 The Employee acknowledges that, if he or she should exercise any portion of the Options more than three (3) months following the date of Employee's Termination of Employment for any reason other than death or disability (within the meaning of Section 22(e)(3) of the Code, he or she will be taxed as to such portion of the Option so exercised, as if such portion of the Option did not qualify as an "incentive stock option" (within the meaning of Section 422 of the Code) but rather as if such portion was a non-qualified option. Employee shall be required to pay any and all withholding taxes payable at the time of the exercise of the option or the Company shall have the right to withhold stock in an amount equal to the amount of the withholding tax for payment on Employee's behalf.

                 5.2.4 All vested stock options shall immediately vest upon termination under Section 5.1, and Employee shall have the right to exercise any vested option during the balance of their ten year term. All unvested stock options which vest shall be exercisable within ten years from issuance.


         5.3 By the Company for Cause. The Company may terminate Employee for cause at any time, upon written notice. For the purposes hereof, "cause" shall mean:

                 5.3.1            Employee's conviction for a felony;  or

                 5.3.2 Employee's conviction for the crime of theft, embezzlement or misappropriation against the Company; or

                 5.3.3 The final determination by a court of competent jurisdiction or by the Board that Employee has materially breached Sections 4, 6 or 7 of this Contract, if such breach is incurable; or, if curable, a determination that Employee had been given reasonable opportunity to cure and had not done so; or

                 5.3.4            Employee's death or permanent disability.

         In the event Employee is terminated for cause pursuant to this Section, Employee shall have the right to receive his compensation as otherwise provided under this Contract through the effective date of termination. Employee shall have no further right to receive compensation or other consideration from the Company, or have any other remedy whatsoever against the Company, as a result of this Contract or the termination thereof.

         The foregoing notwithstanding, in the event Employee is terminated by reason of his permanent disability or death, the Company shall immediately pay Employee or his representative a single severance payment as set forth under
Section 5.2, and the Employee shall have the same rights as set forth under
Section 5.2.3 regarding all stock options.

         5.4 Employee's Termination for Cause. Employee may terminate this Agreement at any time if:

                 5.4.1 The Company is in material breach of its obligations hereunder; and

                 5.4.2 Either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice of such breach by the Company.

         In no event, however, may the Employee terminate this Agreement without providing the Company with at least ten (10) days written notice of its intent to terminate this Agreement. In the event Employee terminates this Contract pursuant to this Section, Employee shall have the same rights and remedies against the Company as he would have had the company terminated his employment without cause pursuant to Section 5.1 hereof (including all rights under Section 5.2).

         5.5 Employee's Voluntary Termination. Employee may, at any time, terminate this Contract without cause upon written notice delivered to the Company at least ninety (90) days prior to the effective date of termination.

                 In the event of such voluntary termination:

                 5.5.1 Employee shall have the right to monetary compensation as provided in paragraph 3.1 above through the effective date of termination, but shall have no further right to compensation thereafter; and

                 5.5.2 Employee's stock options shall be null and void as of the date of termination except as provided in Section 5.6 below.

         The Company and Employee shall not have any further right or remedy against one another in the event Employee terminates this Contract pursuant to this Section except as provided in Articles 6, 7, 8 and 9 hereof which shall remain in full force and effect.

         5.6 Employee's Retention of Securities. In the event the Company terminates Employee, without cause, Employee shall retain all options and other securities he then owns, of record or otherwise, of the Company and/or its subsidiaries and/or affiliates, and shall have the right to exercise said options at any time during the remaining term of said option. In the event the Company terminates this Contract for cause pursuant to Section 5.3, or Employee voluntarily terminates this contract pursuant to Section 5.5 above, any Options issued to Employee which may not then have been exercised on the date of said Termination shall be exercised within three (3) months of the date of Termination or shall be null and void as of the date three (3) months after Termination.

         5.7 Change of Control. The Employee may terminate his employment under this Agreement any time within six (6) months after a "change in control" of the Company. For purposes of this Agreement, a "change in control" shall be deemed to have occurred upon (a) the acquisition by any person of twenty percent (20%) of the issued and outstanding stock of the Company, (b) a change in majority of the members of the Board in connection with a tender offer, merger, sale of assets, etc., (c) the sale of all or substantially all of the Company's assets or (d) a dissolution or liquidation of the Company. In the event Employee terminates his employment within two (2) years after a change in control, Employee shall continue to render services pursuant hereto until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Employee for services through the termination date, the Employee shall have the same rights and remedies against the Company as he would have had had the Company terminated his employment without cause pursuant to Section
5.1 hereof (including the right to payments under Section 5.2).

6.       UNFAIR COMPETITION

         6.1 Trade Secrets. During the term of employment under this Contract, Employee will have access to and become acquainted with various information not generally available to the public consisting of records, documents, drawings, specifications, customer lists, procedural and operational manuals and information, and financial records and accounts, projections and budgets, and similar information, all of which are owned by the Company and regularly used in the operation of the Company's business. Such assets of the Company are secret, not generally available to the public and give the Company an advantage over competitors who do not know of or use such information. Employee agrees such information and documents relating to the business of the Company, whether they are prepared by Employee or come into Employee's possession in any other way, are owned by the Company, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever, without prior written consent of the Company.

         6.2 Misuse of Trade Secrets. Employee covenants that he shall not misuse, misappropriate or disclose any of the trade secrets described above, directly or indirectly, or use them in any way, either during the term of this Contract or at any time thereafter, except as required in the course of his employment with the Company, unless such action is either previously agreed to in writing by the Company or required by law.

         6.3 Non-Disclosure of Trade Secrets. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets, as above described, including information concerning the Company's current, future and/or proposed work, services or investments, the fact that any such work, services or investments are planned, under consideration or under negotiation, as well as any descriptions thereof, constitute "unfair competition". Employee promises and agrees not to engage in any unfair competition with the Company, either during the term of this Contract or at any time thereafter.

7.       NON-COMPETITION DURING EMPLOYMENT

         7.1 Competitive Activities. During the term of this Contract, Employee shall not, without the Company's prior written consent, directly or indirectly, whether or not for compensation, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in, or render, directly or indirectly, any services in connection with any business that is in competition, in any manner whatsoever, with the business of the Company. In addition, Employee shall not directly or indirectly acquire, hold or retain any material interest in any business competing with or of similar nature to the business of the Company except as provided in Section 4.3 above.

         7.2 Exceptions. The foregoing shall exclude, however, the expenditure of a reasonable amount of time for educational, charitable and/or professional activities, which shall not be deemed a breach of this Contract, provided such activities do not materially interfere with the services required under this Contract.

         7.3 Passive Investments. Employee shall not engage in any passive or active investment in or reasonably relating to the acquisition, development, construction or management of multifamily apartment properties, with the exception of ownership of up to one (1) percent of the securities of any publicly-traded companies involved in such activities.

8.       SOLICITATION OF EMPLOYEES

         8.1 Use of Information. Employee acknowledges and agrees that the names, addresses and relationships of persons who perform services or provide goods or materials to or for the Company are unique, and that the nature and substance of the Company's relationship with such persons constitute the Company's "trade secrets". Employee acknowledges that the sale or unauthorized use or disclosure of any of such relationships which Employee learned of during his employment with the Company would constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with the Company.

         8.2 Non-Disclosure. During the term of his employment with the Company, and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, make known to any person, firm or company the substance or content of any relationship of the Company with any employee, independent contractor or provider of goods or materials to the Company. Employee agrees that he shall not solicit, take away or induce any such person to end their relationship with the Company, or to attempt to do any of the foregoing, or recruit, hire or otherwise induce any such person to perform services for Employee, or any other person, firm or company.

9.       NON-COMPETITION AFTER TERMINATION

         Employee shall not, for a period of one (1) year following the date of termination, engage in the development, acquisition, construction or management of any multifamily apartment properties outside of the Company within the States of Arizona, California, Colorado, Nevada, New Mexico and/or Utah. In addition, Employee shall not engage in any active or passive investment in or reasonably relating to the acquisition, development, construction or management of multifamily apartment properties within the States of Arizona, California, Colorado, Nevada, New Mexico and/or Utah for a period of one (1) year following the date of termination, with the exception of the ownership of up to one (1) percent of the securities of any publicly-traded companies involved in such activities. Nothing herein shall relieve or limit Employee's obligation to comply with Sections 6, 7 and 8 above. The restrictions set forth in this Section shall not apply if Employee is terminated pursuant to Section 5.1 above. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

10.      INDEMNIFICATION

         The Company shall indemnify Employee for all losses sustained by Employee as a direct or indirect consequence of the discharge of his duties on behalf of the Company to the fullest extent permitted under applicable law so long as Employee acted in good faith and in a manner which he believed to be in the best interests of the Company with respect to the matter giving rise to the claim or loss for which Employee seeks indemnification.

11.      BUSINESS EXPENSES

         The Company shall promptly, but in no event later than ten (10) days after submission of a claim of expenditure, reimburse Employee for all reasonable business expenses incurred by him in connection with the business of the Company and/or its subsidiaries and/or affiliates, upon presentation to the Company of written receipts for such expenses.

12.      MISCELLANEOUS PROVISIONS

         12.1 Binding Effect. This Contract shall be binding upon and inure to the benefit of any successor or successors of the Company and the personal representatives of Employee.

         12.2 Attorney's Fees. If any legal action, arbitration or other proceedings is brought for the enforcement of this Contract, or because of an alleged dispute, breach or default in connection with any of the provisions of this Contract, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which that party would be entitled.

         12.3 Entire Contract. This Contract constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Company and Employee with respect to the employment of Employee by the Company, its subsidiaries and/or affiliates. This Contract may not be changed orally, but only by agreement in writing, signed by all parties.

         12.4 Provisions Severable. In case any one or more provisions of this Contract shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby.

         12.5 Governing Law. This Contract shall be governed by and construed under the laws of the State of Nevada.

                 IN WITNESS WHEREOF, the parties hereto have executed this Contract in Clark County, Nevada.

THE COMPANY                                   EMPLOYEE

OASIS RESIDENTIAL, INC.

By:  /s/ Scott S. Ingraham                    /s/ Scott S. Ingraham
     ----------------------------             ------------------------------
     Scott S. Ingraham                        SCOTT S. INGRAHAM
     President

By:  /s/ Allan O. Hunter, Jr.
     ----------------------------
     Allan O. Hunter, Jr.
     Secretary